Exhibit 10.70

PROPERTY PURCHASE AGREEMENT
OPG to Costco
Peacock Hill, Gig Harbor, Washington

        THIS PROPERTY PURCHASE AGREEMENT (“Agreement”), dated for reference purposes only as of December 22, 2003, is made by and between OPG PROPERTIES LLC, a Washington limited liability company (“Seller”), and COSTCO WHOLESALE CORPORATION, a Washington corporation (“Purchaser”), and is effective as of the Effective Date (see Section 26 below).

        To provide for the purchase and sale of the property herein described, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Purchaser and Seller agree as follows:

        1. PROPERTY TO BE CONVEYED.

a. Purchase and Sale. Seller shall sell to Purchaser, and Purchaser shall purchase from Seller, upon the terms and conditions hereinafter set forth, that certain parcel of unimproved land (the “Property”), consisting of approximately 18.28 acres, located in the City of Gig Harbor, Pierce County, Washington, legally described on Exhibit A attached hereto and as shown generally on the site plan attached hereto as Exhibit B (the “Approved Site Plan”). The parties acknowledge and agree that the description of the Property is subject to change after the Effective Date throughout the site planning process, subject to the mutual agreement of Seller and Purchaser.

b. Property Included. The Property shall include the real property legally described on Exhibit A and shown generally on the Approved Site Plan, and all rights, privileges and easements appurtenant to the real property, including, without limitation, all minerals, oil, gas and other hydrocarbon substances on and under the real property, as well as all development rights, air rights, water, water rights, riparian rights, and water stock relating to the real property and any rights-of-way or other appurtenances used in connection with the beneficial use and enjoyment of the real property, and all of Seller’s right, title and interest in and to all roads and alleys adjoining or servicing the real property.

c. Property Excluded. The Property is part of a shopping center, consisting of approximately 23.42 acres (the “Shopping Center”). The Shopping Center is legally described on Exhibit C attached hereto and is depicted generally on the Approved Site Plan. The Shopping Center is part of a 320-acre commercial and residential mixed-use development owned by Seller and known as “Peacock Hill.” The Shopping Center comprises both the Property and that portion of the Shopping Center to be retained by Seller (the “Residual Parcels”). The Residual Parcels are legally described on Exhibit D attached hereto and are depicted generally on the Approved Site Plan. The Property does not include the Residual Parcels. The parties acknowledge and agree that the descriptions of the Shopping Center, the Residual Parcels, and the Property, are subject to change after the Effective Date throughout the site planning process, subject to the mutual agreement of Seller and Purchaser.

-1-

2. PURCHASE PRICE.

a. Purchase Price. The purchase price for the Property shall be Ten Dollars (US$10.00) per gross square foot of Property, payable at Closing in cash, or by certified, cashier’s or bank check or by wired funds, subject to the adjustments and pro-rations as provided for herein (“Purchase Price”). It is estimated that the Property contains 796,211 gross square feet and that the Purchase Price will be US$7,962,110. The amount of square footage of the Property and the total amount of the Purchase Price shall be determined pursuant to the Survey (as defined below).

b. Earnest Money. Upon full execution of this Agreement by Purchaser and Seller, Seller shall open an escrow with the Seattle National Accounts office of First American Title Insurance Company (“Title Company”) and, within ten (10) days thereafter, Purchaser shall wire transfer Two Hundred Fifty Thousand Dollars (US$250,000.00) to Title Company (“Earnest Money”). If Purchaser terminates this Agreement prior to the satisfaction or waiver of the conditions set forth in Sections 4, 5, 6, 7, or 17 of this Agreement, then the Earnest Money shall promptly be returned to Purchaser. Title Company shall place the Earnest Money in an interest-bearing escrow account as directed by Purchaser, with the interest to accrue to Purchaser. If this transaction closes as provided herein, the Earnest Money shall apply towards the Purchase Price at Closing. If this transaction does not close as a result of any reason other than default by Purchaser, the Title Company shall, upon demand by Purchaser, promptly return the Earnest Money to Purchaser. In the event that Purchaser fails, without legal excuse, to complete the purchase of the Property, then the Earnest Money shall be forfeited by Title Company to Seller as the sole and exclusive remedy available to Seller for such failure, as more particularly set forth in Section 21 hereof.

3. TITLE TO PROPERTY.

a. Condition of Title. Seller represents that title to the Property or any portion thereof shall be free of monetary encumbrances or defects at Closing except for the lien for ad valorem real property taxes with respect to the fiscal year of Closing not yet due and payable, which shall be prorated as of the Closing Date as provided hereinbelow. Seller shall satisfy or cause to be satisfied prior to Closing or at Closing from the Purchase Price all monetary encumbrances or defects except for prorated taxes as described hereinabove.

-2-

b. Monetary Encumbrances. The phrase “monetary encumbrances or defects” as used herein means encumbrances or defects to title which by their terms require the payment of money, whether in installments or at a fixed time or otherwise, including, but not limited to, mortgages, deeds of trust, mechanic’s or materialmen’s liens, liens associated with public improvement districts and special assessments.

c. Nonmonetary Encumbrances. Nonmonetary encumbrances or defects in title (e.g., easements or restrictive covenants) shall be subject to Purchaser’s approval as provided in this Agreement.

d. Conveyance of Title. Title to the Property shall be conveyed as provided in Section 16.

        4. PURCHASER’S CONTINGENCIES AND FEASIBILITY PERIOD. Purchaser’s obligation to purchase the Property is contingent upon the conditions set forth below being waived or satisfied on or before the dates provided for below. Purchaser may terminate this Agreement by written notice to Seller if Purchaser determines, in Purchaser’s sole and absolute discretion, that any of the conditions set forth in this Section 4 will not be satisfied by the date provided for herein for the satisfaction of such condition. In the event of such determination, the Earnest Money shall be promptly returned to Purchaser. The conditions provided for in this Section 4 shall be deemed not to be satisfied unless Purchaser, by the date by which the particular condition is required to be satisfied, notifies Seller in writing that such condition has been satisfied or waived. In the event any condition is deemed not satisfied, this Agreement shall automatically terminate and the Earnest Money shall be promptly returned to Purchaser.

a. Project Approvals. By 5 p.m. (Pacific) on the date that is the later of: (1) the date that is fourteen (14) days after the date Purchaser receives Seller’s Project Approval Notice (as hereinafter defined), and (2) Friday, August 13, 2004 (“Purchaser’s Approvals Deadline,” subject to extension as provided below), Purchaser shall have obtained all discretionary zoning approvals, use permits, site plan approvals, environmental approvals and any other discretionary governmental approvals necessary or desirable to develop, construct and operate a membership warehouse club, a related tire, battery and automobile accessories sales and installation center, and a fueling facility on the Property (the “Project”) for Purchaser’s intended use in accordance with Purchaser’s requirements, including, but not limited to, conditional use permits, zoning approvals, site plan approvals, and environmental approvals, including any required pursuant to any federal, state or local environmental laws or regulations, but specifically excluding building permits, grading permits, and other similar nondiscretionary development permits (collectively “Purchaser’s Project Approvals”), all of which shall be in final and unappealable form. If Purchaser has not obtained the approvals described in this subsection 4(a) by Purchaser’s Approvals Deadline (or the extended Purchaser’s Approvals Deadline, as applicable), and if Purchaser is proceeding diligently and in good faith to obtain Purchaser’s Project Approvals, then Purchaser shall have the option to extend Purchaser’s Approvals Deadline (or the extended Purchaser’s Approvals Deadline, as applicable) for six (6) consecutive terms of two (2) months each (an “Extension Term”) by prior written notice to Seller accompanied by payment directly to Seller outside of escrow in the amount of Fifty Thousand Dollars (US$50,000.00) (an “Extension Fee”) for each two (2) month Extension Term. Each Extension Term shall end at 5 p.m. (Pacific) on the 13th of the month. All Extension Fees shall be nonrefundable to Purchaser (except in the case of Seller’s default hereunder), shall be deemed fully earned by Seller when paid, and shall apply to the Purchase Price at closing. For the purposes of this subsection, Purchaser’s Project Approvals shall not be deemed to have been “obtained” until each of the same has become final and non-appealable and any periods for challenge to the same (or other conditions to final effectiveness) shall have expired. Any conditions, requirements for on-site and off-site improvements or services, in-lieu fees or payments, dedication or reservation requirements, water rights acquisition costs, local improvement district costs, connection charges, assessments, mitigation fees, impact fees, permit fees and any other similar fees or charges imposed on the Project by any governmental entity or utility service provider shall be acceptable to Purchaser and shall be subject to Purchaser’s approval in its sole and absolute discretion.

-3-

b. Studies. By 5 p.m. (Pacific) on the date that is three months after the date Purchaser receives Seller’s Board Approval Notice (as hereinafter defined) (the “Feasibility Deadline”), Purchaser shall have approved, in its sole and absolute discretion, all soils, engineering, hazardous waste, geotechnical, wetlands and other studies in connection with the Property and Purchaser’s proposed project. Purchaser hereby acknowledges receipt (from Seller) of one copy of the items listed on Exhibit E attached hereto (“Seller’s Reports”). Seller represents and warrants to Purchaser that the Seller’s Reports constitute all topographical and boundary surveys, environmental reports, engineering studies, soil-bearing test data, and any similar reports and studies, except Property valuations, income projections, and other documents containing confidential financial analysis with respect to the Property that Seller, or any affiliate of Seller, has in its possession, or to which Seller, or any affiliate of Seller, has access, through the exercise of commercially reasonable efforts. Upon Purchaser’s receipt of Seller’s Reports, Purchaser shall have the unrestricted right to use such reports and studies in connection with Purchaser’s review of the Property and Purchaser’s efforts to obtain its permits and approvals; provided, however, that Purchaser agrees to indemnify, defend and hold Seller harmless from and against any and all liability, loss, cost, damage or expense (including reasonable attorney’s fees) arising out of the use or reliance upon Seller’s Reports by Purchaser or by any person who obtains Seller’s Reports directly or indirectly from Purchaser. In the event Purchaser fails (for any reason) to purchase the Property, Purchaser shall promptly return Seller’s Reports to Seller and also shall furnish to Seller (without representation or warranty of any kind) a copy of all written inspections, studies, surveys and reports pertaining to the Property prepared by or for Purchaser, except Property valuations, income projections, and other documents containing confidential financial analysis (“Purchaser’s Reports”) at no expense to Seller; provided, however, that Seller agrees to indemnify, defend and hold Purchaser harmless from and against any and all liability, loss, cost, damage or expense (including reasonable attorney’s fees) arising out of the use or reliance upon Purchaser’s Reports by Seller or by any person who obtains Purchaser’s Reports directly or indirectly from Seller. The indemnification provisions set forth in this subsection shall survive the termination of this Agreement.

-4-

In addition, Purchaser shall furnish to Seller immediately upon receipt by Purchaser copies of any topographic data relating to the Property obtained by Purchaser; at no expense to Seller; provided, however, that Seller agrees to indemnify, defend and hold Purchaser harmless from and against any and all liability, loss, cost, damage or expense (including reasonable attorney’s fees) arising out of the use or reliance upon such data by Seller or by any person who obtains such data directly or indirectly from Seller.

c. Feasibility. By the Feasibility Deadline, Purchaser shall have determined in Purchaser’s sole and absolute discretion, that the site plan, parking plan and access plan for the Property are acceptable, that utilities are of adequate capacity to serve the Property, that construction of the improvements contemplated by Purchaser will not require extraordinary, excessive or unusually costly design elements or construction techniques, that drainage of both surface and subsurface water can be accomplished by ordinary construction techniques not involving unusual or excessive costs, that the Property will satisfy Purchaser’s financial and competitive objectives in the trade area, and that the Property is economically and otherwise feasible for Purchaser’s intended use.

d. Title. By the Feasibility Deadline, Purchaser shall have approved, in its sole and absolute discretion, the condition of title based on a preliminary title commitment relating to the Property (the “Title Commitment”) obtained by Purchaser from the Title Company. If Purchaser gives Seller written notice of any objections to the title of the Property on or prior to the Feasibility Deadline, then Seller shall have ten (10) days after the receipt of Purchaser’s objections to give Purchaser written notice either that (i) Seller shall remove all objectionable exceptions from title prior to Closing at no cost to Purchaser, in which case Seller shall promptly provide Purchaser with evidence satisfactory to Purchaser of Seller’s ability to so remove such exceptions; or (ii) Seller elects not to cause such exceptions to be removed. If within such ten (10) day period Seller fails to give Seller written notice that Seller shall remove all objectionable exceptions from title prior to Closing at no cost to Purchaser and to provide Purchaser with evidence satisfactory to Purchaser of Seller’s ability to so remove such exceptions, then Purchaser shall have an additional ten (10) days (that is, until the date twenty (20) days after the date of delivery of Purchaser’s notice of title objections) to terminate this Agreement by written notice to Seller. If Purchaser shall fail to deliver timely written notice of termination, then Purchaser shall be deemed to have waived its objections, in which event this Agreement shall continue in full force and effect. Notwithstanding anything herein to the contrary, Seller shall remove monetary encumbrances or defects on or prior to Closing. In the event Purchaser terminates this Agreement pursuant to this subsection or any other provision of this Agreement, any cancellation fee or other costs of the Title Company shall be borne by Seller. Within 10 days after Seller’s written request, Purchaser shall provide copies of all preliminary title commitments (including exception documents) prepared by or for Purchaser relating to the Property, the Shopping Center, and Peacock Hill.

-5-

e. Survey. By the Feasibility Deadline, Purchaser shall have approved, in its sole and absolute discretion, a current ALTA survey of the Property and Residual Parcels (the “Survey”) to be obtained by Purchaser, at Purchaser’s cost, subject to reimbursement from Seller upon closing or earlier termination of the Purchase Agreement. The Survey shall be prepared by a surveyor licensed by the State of Washington selected by Purchaser (“Surveyor”), showing the location (by courses and distances) and the dimensions of the Property and Residual Parcels, the surface and subsurface structures and improvements, and the location and dimensions of all defects and encumbrances shown in the Title Commitment. The Survey shall bear a certification in the form of the certification attached hereto as Exhibit F and shall be in form and substance sufficient to permit Title Company to issue the Title Policy without boundary, encroachment or survey exceptions, and to delete from the Title Policy the standard exceptions as to unrecorded easements, visible and apparent easements, and other matters that would be disclosed by an inspection of the Property. The Surveyor shall certify to Purchaser and Seller the gross number of square feet of the Property, the Residual Parcels, and the Shopping Center. The number of square feet certified shall conclusively establish the basis for determining the Purchase Price absent a showing by either party of perceptible mistake or fraud on the part of the Surveyor. Within 10 days after Seller’s written request, Purchaser shall provide copies of all surveys prepared by or for Purchaser relating to the Property, the Shopping Center, and Peacock Hill.

        5. SELLER’S BOARD APPROVAL CONTINGENCY. It shall be a condition precedent to the obligations of Seller under this Agreement that by 5 p.m. (Pacific) on the date that is fourteen (14) days after the Effective Date (“Seller’s Board Approval Deadline”), Seller shall have notified Purchaser in writing that the Board of Directors of Pope MGP, Inc., the managing general partner of Pope Resources, the manager and sole member of Seller, shall have approved the execution and delivery of this Agreement and the performance by Seller of the transactions contemplated herein (“Seller’s Board Approval Notice”). Purchaser acknowledges and agrees that Seller’s Board Approval Notice shall not be interpreted to mean that the Board of Directors has approved the Reciprocal Easement Agreement, Site Development Agreement, Declaration of Restrictive Covenant, Off-Site Storm Water Facility Maintenance Agreement, Off-Site Storm Water Facility Easement Agreement, or any material amendments to this Agreement, each of which by their terms shall be subject to such Board’s approval. The condition set forth in this section is intended solely for the benefit of Seller, and if it is not satisfied or waived by Seller in writing on or before Seller’s Board Approval Deadline, then this Agreement shall terminate automatically, and if Purchaser is not then in default under this Agreement, the Earnest Money shall be returned to Purchaser and neither Purchaser nor Seller shall have any further rights or obligations hereunder.

        6. SELLER’S PROJECT APPROVALS CONTINGENCY. By 5 p.m. (Pacific) on Friday, July 31, 2004 (“Seller’s Approval Deadline”, subject to extension as provided below), Seller shall have obtained all zoning approvals, use permits, site plan approvals, environmental approvals and any other governmental approvals necessary or desirable to develop and construct Seller’s Required Improvements (as hereinafter defined) in accordance with Seller’s requirements, including, but not limited to, building permits, conditional use permits, zoning approvals, site plan approvals, and environmental approvals, including any required pursuant to any federal, state or local environmental laws or regulations (collectively “Seller’s Project Approvals”), all of which shall be in final and unappealable form. If Seller has not obtained the approvals described in this Section 6 by Seller’s Approvals Deadline (or the extended Seller’s Approvals Deadline, as applicable), and if Seller is proceeding diligently and in good faith to obtain Seller’s Project Approvals, then Seller shall have the option to extend Seller’s Approvals Deadline (or the extended Seller’s Approvals Deadline, as applicable) for six consecutive terms of thirty days each (an “Extension Term”) by prior written notice to Purchaser. For the purposes of this subsection, Seller’s Project Approvals shall not be deemed to have been “obtained” until the governmental decision to approve each of the same has become final and non-appealable and Seller has approved the same, including without limitation any conditions, requirements for on-site and off-site improvements or services, in-lieu fees or payments, dedication or reservation requirements, water rights acquisition costs, local improvement district costs, connection charges, assessments, mitigation fees, impact fees, permit fees and any other similar fees or charges imposed on the Project by any governmental entity or utility service provider in connection with Seller’s Project Approvals, in Seller’s sole and absolute discretion. Upon the satisfaction or waiver (by Seller) of the contingency set forth in this Section 6, Seller shall deliver written notice of such satisfaction or waiver to Purchaser (“Seller’s Project Approvals Notice”). The condition precedent described in this Section  6 shall be deemed not satisfied or waived unless Seller, by the date by which the condition is required to be satisfied or waived, notifies Purchaser in writing that such condition has been satisfied or waived. In the event that the condition precedent is deemed not satisfied or waived, then this Agreement shall automatically terminate and the Earnest Money shall be promptly returned to Purchaser.

        7. MUTUAL CONTINGENCIES; ADDITIONAL AGREEMENTS. It shall be a condition precedent to the obligations of both Purchaser and Seller under this Agreement that by the Feasibility Deadline, Purchaser and Seller shall have negotiated and agreed in writing upon the forms of the agreements described in this section:

a. Reciprocal Easement Agreement. By the Feasibility Deadline, Purchaser and Seller shall have agreed upon the form and substance of a reciprocal easement agreement (the “REA”) to be entered into at Closing, covering the Property and Residual Parcels. The REA shall provide for, among other things, reciprocal easements for parking and pedestrian and vehicular access, use restrictions, and minimum parking ratios as described generally on Exhibit G hereto. On or prior to Closing, the parties shall execute and record the REA in the real property records of Pierce County, Washington.

b. Site Development Agreement. By the Feasibility Deadline, Purchaser and Seller shall have agreed upon the form and substance of a site development agreement (“SDA”) to be entered into at Closing, covering the Property, the Residual Parcels, and related off-site improvements. The SDA shall provide for, among other things: (i) the obligations of Purchaser and of Seller to construct the “Required Improvements” (to be agreed upon by the parties during the feasibility period); (ii) a schedule for the completion by the applicable party of the Required Improvements; (iii) the conditions precedent to the obligations of each party to complete their Required Improvements; (iv) the establishment of mutually acceptable security for the performance of the applicable party’s obligation to construct the Required Improvements; (v) appropriate remedies for the parties in the event the other fails to timely complete the construction of the applicable Required Improvements, including without limitation, self-help remedies; (vi) an arbitration mechanism for the resolution of disputes between the parties; and (vii) the respective obligations of the parties to satisfy the conditions of any discretionary land use approvals affecting the Property after Closing. The Required Improvements, and the responsibilities for performance and costs with respect to such improvements, are described generally on Exhibit H. The parties acknowledge that Exhibit H is not an exclusive list of the Required Improvements, and that the list of Required Improvements is subject to change after the Effective Date during the SDA negotiation process. As used herein, “Seller’s Required Improvements” shall mean those Required Improvements for which Seller is responsible, and “Purchaser’s Required Improvements” shall mean those Required Improvements for which Purchaser is responsible.

-7-

c. Declaration of Restrictive Covenant. By the Feasibility Deadline, Purchaser and Seller shall have agreed upon the form and substance of a declaration of restrictive covenant (“Restrictive Covenant”) to be entered into at Closing, covering the Property, Residual Parcels, and that portion of Peacock Hill designated for commercial development on the City of Gig Harbor’s current official comprehensive plan and zoning maps (the “Commercial Area”). The Restrictive Covenant shall provide, among other things, that for a period of five years following the earlier to occur of (1) the date Purchaser opens the Project for business to the public, or (2) the date that is one year after the Closing, neither Seller, nor any subsidiary, affiliate, parent or other entity that controls, is controlled by, or is under common control with Seller (collectively “Seller’s Entities”) shall allow any portion of the Commercial Area to be used or operated (A) as a wholesale or retail general merchandise facility which has a merchandising concept based upon a relatively limited number of stock keeping units in a large number of product categories (the “Merchandising Concept”), (B) to support a facility operating as a Merchandising Concept (i.e., for parking or other necessary improvements for such a facility), (C) as any business which operates as a warehouse club (other than a Costco Facility, as defined below), (D) as any business operated under the trade names of Sam’s, BJ’s, Jetro, or Price Smart, (E) as any business (other than a Costco Facility, as defined below) similar to those operated under the trade names Costco, Sam’s, BJ’s, Jetro, or Price Smart, or (F) as a “Wal-Mart” store or “Wal-Mart Supercenter” or any other store operated under the “Wal-Mart” brand; provided, however, that in no event shall any of the foregoing prohibitions preclude the Property from being used for or as a Costco Wholesale warehouse club or any other facility then operated by Costco or by any successor to Costco (collectively, a “Costco Facility”). Seller and Purchaser shall agree in the Restrictive Covenant on the applicable terms and conditions pertaining to the foregoing matters, including (without limitation) any conflict with matters of record. The Restrictive Covenant also shall provide (G) for a perpetual fifty (50) foot wide buffer of native vegetation shall be established along Borgen Boulevard, and (H) for a period of twenty (20) years after the date of Closing, the Property shall not be used for adult entertainment, heavy industrial uses, or noxious or offensive uses. On or prior to Closing, the parties shall execute and record the Restrictive Covenant in the real property records of Pierce County, Washington.

-8-

d. Off-Site Storm Water Facility Maintenance Agreement. By the Feasibility Deadline, Purchaser and Seller shall have agreed upon the form and substance of the Off-Site Storm Water Facility Maintenance Agreement described at Section 11(d). On or prior to Closing, the parties shall execute, and record the Off-Site Storm Water Facility Maintenance Agreement in the real property records of Pierce County, Washington.

e. Off-Site Storm Water Facility Easement Agreement. By the Feasibility Deadline, Purchaser and Seller shall have agreed upon the form and substance of the Off-Site Storm Water Facility Easement Agreement described at Section 11(e). On or prior to Closing, the parties shall execute and record the Off-Site Storm Water Facility Easement Agreement in the real property records of Pierce County, Washington.

f. Land Use Process. By the Feasibility Deadline, Purchaser and Seller shall have agreed in a written amendment to this Agreement upon a process, allocation of responsibilities and costs, and schedule to obtain (a) a zoning map amendment of the Property and Residual Parcels from PCD Business Park Zone to PCD Commercial Zone (the “Rezone”), (b) site plan approval of the Project (“Site Plan Approval”), and (c) any other discretionary land use approvals required by the City of Gig Harbor in connection with the Project (“Other Approvals”).

        8. SUBDIVISION PROCESS. Purchaser and Seller hereby acknowledge and agree that they have reviewed and approved the Approved Site Plan for the Shopping Center attached hereto as Exhibit B, which generally depicts the current size and configuration of the Property and the Residual Parcels. Notwithstanding the foregoing, Purchaser and Seller shall reasonably cooperate in good faith after the Effective Date to make mutually acceptable adjustments from time to time in the precise size and configuration of the Property and the Residual Parcels. Promptly following the delivery of Seller’s Board Approval Notice, Seller shall, at Seller’s expense, but with the cooperation of Purchaser (at no additional material expense), apply for and use commercially reasonable efforts to obtain a lot line adjustment (or other acceptable subdivision process) that creates the Shopping Center as a single legal lot or parcel prior to the Feasibility Deadline. Following such lot line adjustment (or other acceptable subdivision process), Purchaser shall, at Purchaser’s expense, but with the cooperation of Seller (at no additional material expense), apply for and use commercially reasonable efforts to obtain the City of Gig Harbor’s final approval of a binding site plan or short subdivision sufficient to establish the Property as a single lot or parcel and the Residual Parcels as additional lots or parcels, the precise number of which shall be determined by Seller in its sole discretion prior to the date Purchaser makes its submittal for the initial binding site plan. Purchaser and Seller shall reasonably cooperate with each other in seeking and obtaining the foregoing approvals.

        9. [Intentionally Omitted]

        10. UTILITIES. Prior to Closing, Seller shall construct and install domestic water and sanitary sewer pipelines from City of Gig Harbor facilities to the Property boundary, of sufficient capacity to serve the Project and the retail or other commercial projects planned by Seller to be located on the Residual Parcels. Seller shall coordinate with Purchaser and local utility service providers for the extension of electric power, telephone, natural gas, and cable television utility lines to the Property boundary by and at the expense of the local utility service providers. Purchaser shall be solely liable for the construction and installation of all utility lines within the Property and for the payment of all utility connection, hook-up, and similar charges and fees levied by the City of Gig Harbor and other utility service providers, whether relating to domestic water, sanitary sewer, or other utility services.

        11. STORM WATER FACILITIES.

a. Generally. Generally, and subject to the terms and conditions described hereinbelow, (i) Purchaser will construct storm water facilities within the Property, (ii) Seller will construct storm water facilities within the Residual Parcels and off-site to serve the Shopping Center and other real property, (iii) storm water collected on the Residual Parcels will pass through the Property to off-site storm water facilities via storm water facilities constructed by Purchaser within the Property and via storm water facilities constructed by Seller outside the Property, and (iv) Purchaser and Seller will share off-site construction and maintenance costs as described hereinbelow.

b. On-Site. On or prior to the date Purchaser opens the Project for business to the public, Purchaser shall design, obtain any required governmental approvals and permits, construct, install, and obtain any required governmental acceptances, of pipelines, ditches, and other storm water management facilities within the Property but not within the Residual Parcels (“On-Site Storm Water Facilities”) sufficient to provide storm water conveyance, filtration, and other storm water management functions in perpetuity in connection with land development and use and in compliance with all applicable storm water management regulations. The On-Site Storm Water Facilities shall accommodate the complete build-out of the Property and shall accommodate the discharge of storm water from the Residual Parcels at or along the common boundary of the Property and Residual Parcels. Purchaser shall provide stub connections to the On-Site Storm Water Facilities at one or more collection points along the common boundaries of the Property and each of the Residual Parcels (that is, at least one stub shall be provided for each of the Residual Parcels). The design of the On-Site Storm Water Facilities shall be subject to Seller’s prior written approval, which shall not be unreasonably conditioned, delayed, or withheld. Purchaser shall bear the expense of designing, obtaining governmental approvals, constructing, and installing the On-Site Storm Water Facilities. Purchaser shall maintain the On-Site Storm Water Facilities in perpetuity.

-10-

c. Off-Site. On or prior to the date Purchaser opens the Project for business to the public, Seller shall design, obtain any required governmental approvals and permits, construct, install, and obtain any required governmental acceptances and approvals, of (i) pipelines, ditches, and other storm water conveyance facilities outside the Shopping Center (“Off-Site Storm Water Conveyance Facilities”), and (ii) ditches, ponds, and other storm water management facilities outside the Shopping Center (“Off-Site Storm Water Management Facilities”), sufficient to provide storm water conveyance, storage, filtration, evaporation, and other storm water management functions in perpetuity in connection with land development and use of the Shopping Center and other real property identified by Seller to be accommodated by the Off-Site Storm Water Facilities, in compliance with all applicable storm water management regulations. The Off-Site Storm Water Conveyance Facilities and the Off-Site Storm Water Management Facilities are collectively referred to herein as the “Off-Site Storm Water Facilities”. The Off-Site Storm Water Facilities shall accommodate the complete build-out of the Property, Residual Parcels, and other real property identified by Seller in its discretion. The design of the Off-Site Storm Water Facilities shall be subject to Purchaser’s prior written approval, which shall not be unreasonably conditioned, delayed, or withheld. Seller shall bear the expense of designing, obtaining governmental approvals, constructing, and installing the Off-Site Storm Water Facilities, provided, however, that Purchaser shall reimburse Seller Purchaser’s Share of the total actual labor and materials expense of constructing and installing the Off-Site Storm Water Management Facilities (but not the Off-Site Storm Water Conveyance Facilities). As used herein, “Purchaser’s Share” shall mean a fraction, the numerator of which shall be the gross square footage of the Property and the denominator of which shall be the gross square footage of the Shopping Center and the other real property identified by Seller to be accommodated by the Off-Site Storm Water Facilities. Seller shall maintain the Off-Site Storm Water Facilities until the City of Gig Harbor or other governmental authority accepts liability for such maintenance, provided, however, that as long as Seller maintains and Purchaser shares in the use of the Off-Site Storm Water Facilities, then Purchaser shall contribute to Seller Purchaser’s Share of the cost of maintaining the Off-Site Storm Water Facilities (including both the Off-Site Storm Water Conveyance Facilities and Off-Site Storm Water Management Facilities). For example, if the Property comprises 803,750 square feet, the Residual Parcels comprise 231,335 square feet, and other real property identified by Seller to be served by the Storm Water Facilities comprises 1,653,865 square feet, then Purchaser shall bear 29.89 percent, the owners of the Residual Parcels shall bear 8.60 percent, and the owners of the other real property identified by Seller to be accommodated by the Off-Site Storm Water Facilities shall bear 61.50 percent of the cost of maintaining the Off-Site Storm Water Facilities until the City of Gig Harbor or other governmental authority accepts liability for such maintenance. The Off-Site Storm Water Facilities will be constructed on off-site lands owned by Seller as of the date of Closing, and off-site lands over which Seller will hold a storm water facilities easement for the benefit of the Shopping Center and other real property as of the date of Closing (collectively, the “Off-Site Storm Water Parcels”). The Off-Site Storm Water Parcels are legally described on Exhibit I.

-11-

d. Recorded Maintenance Agreement. On or prior to Closing, the parties shall execute and record in the real property records of Pierce County, Washington, a perpetual “Storm Water Facility Maintenance Agreement” to implement and give public notice of the provisions of this Section 11, in the form negotiated under subsection 7.d.

e. Recorded Easement. On or prior to Closing, the parties shall execute and record in the real property records of Pierce County, Washington, a perpetual “Off-Site Storm Water Facility Easement Agreement” in which Seller shall convey and quit claim to Purchaser a perpetual easement for storm water conveyance and storm water facility maintenance to and within the Off-Site Storm Water Parcels, in the form negotiated under subsection 7.e.

f. Dedication. Seller shall have the option, which may be exercised at any time before or after Closing, to dedicate fee ownership of all or any portion of the Off-Site Storm Water Parcels to the City of Gig Harbor or any other governmental authority that accepts liability for the maintenance of the Off-Site Storm Water Facilities.

        12. TRAFFIC IMPACT FEES. Purchaser and Seller acknowledge that Seller has made and will continue to make significant financial contributions to the construction of Borgen Boulevard (a/k/a East West Road) under a local improvement district to which Seller is obligated to contribute. Seller understands that its local improvement district obligation may be reduced by the amount of traffic impact fees paid by Seller, Purchaser, and others in connection with the development of lots and parcels within Peacock Hill. The parties acknowledge and agree that any traffic impact fees paid by Purchaser or others in connection with the development of the Property shall be used to reduce the obligation of Seller under its local improvement district obligations to the City of Gig Harbor in connection with the development of Borgen Boulevard, but only to the extent that (a) such reduction is permitted by the City of Gig Harbor, and (b) Purchaser is not materially disadvantaged by such cooperation with Seller.

        13. SELLER’S REPRESENTATIONS AND WARRANTIES. All representations and warranties of Seller given in this Agreement are based upon the actual current knowledge of Jon Rose, who is Seller’s President, and John Chadwell, who is Seller’s Project Manager. Seller represents and warrants to Purchaser that Mr. Rose and Mr. Chadwell are Seller’s employees most familiar with the condition, use, operation, and development of the Property. Mr. Rose, Mr. Chadwell, and Seller have no obligation under this Agreement to take any action to acquire any knowledge regarding the Property. The information contained in Seller’s Reports and Purchaser’s Reports shall not be imputed to Mr. Rose, Mr. Chadwell, or Seller except to the extent that Mr. Rose or Mr. Chadwell has actual knowledge of such information. Subject to the foregoing limitations, Seller represents, warrants and covenants to Purchaser:

a. Power and Authority. Except for the approval of this Agreement and the other agreements between the parties described herein by the Board of Directors of Pope MGP, Inc., the managing general partner of Pope Resources, the manager and sole member of Seller, as described hereinabove, Seller has the authority and power to enter into this Agreement and to consummate the transaction provided for herein, and this Agreement and all other documents executed and delivered by Seller constitute legal, valid, binding and enforceable obligations of Seller, and there are no claims or defenses, personal or otherwise, or offsets whatsoever to the enforceability or validity of this Agreement.

b. No Violations and Actions. The execution, delivery and performance by Seller of its obligations under this Agreement will not conflict with or result in a breach of any law, governmental rule, regulations, judgment, decree or order by which the Seller or the Property is bound, or by any of the provisions of any contract to which Seller is a party or by which Seller or the Property is bound or, if Seller is not an individual, by Seller’s declaration of trust, certificate of incorporation, bylaws or partnership agreement, as the case may be. There is no action, suit, proceeding or investigation pending, or to Seller’s knowledge threatened, before any agency, court or other governmental authority which relates to the Property or the use thereof.

c. Condemnation. There is no condemnation proceeding affecting the Property or any portion thereof currently pending nor, to Seller’s knowledge, is any such proceeding threatened.

d. Compliance. The Property complies with all applicable governmental requirements in respect of the use, occupation and construction thereof, including but not limited to environmental, zoning, platting and other land use requirements, and Seller has received no notice of and has no knowledge of any violations or investigations relating thereto, and any violations thereof that occur before Closing, whether now noted or issued, shall be complied with by Seller, so that the Property shall be conveyed free of the same at Closing.

e. Default, Breach, Access and Utilities. There is no default or breach by Seller under any covenants, conditions, restrictions, rights-of-way, or easements which may affect the Property or any portion thereof.

f. Work. No work has been performed or is in progress at, and no materials have been furnished to, the Property which have not been paid for or will not be paid for in full by Seller prior to the Closing Date.

-13-

g. Assessments. No special or general assessments have been levied, other than as shown in the Title Commitment, or to Seller’s knowledge are threatened against all or any part of the Property.

h. Street Dedication. A perpetual easement for Borgen Boulevard, which adjoins the northerly boundary of the Shopping Center, has been dedicated to and accepted by the City of Gig Harbor, and a perpetual easement for the North South Road, which will adjoin the westerly boundary of the Shopping Center, will be dedicated to and accepted by the City of Gig Harbor (or the completion of construction of such roadway shall be bonded by Seller) prior to the date Purchaser opens the Project for business to the public, and the City of Gig Harbor has the responsibility to maintain such streets, roads, highways and avenues, except as may be disclosed otherwise by the Title Commitment or Survey.

i. Leases. There are no leases affecting all or any part of the Property.

j. Hazardous Substances. The Property has not been affected by the presence of, and there is not present, oil, hazardous waste, toxic substances or other pollutants or materials that could be a detriment to the Property or in violation of any local, state or federal law or regulation, and there are no potentially hazardous environmental conditions which would affect the Property, except as may be disclosed in Seller’s Reports. Without in any way limiting the generality of the foregoing provision, Seller specifically warrants that all prior uses of the Property or any part the Property known to Seller are listed on Exhibit J hereto; neither Seller nor any other user or occupant of any part of the Property known to Seller has ever been cited for violating any federal, state or local environmental law or regulation with respect to operations or activities on or about the Property; and all reports, test results, and other documents relating to the presence or absence of hazardous materials on or about the Property are being delivered to Purchaser concurrently herewith.

k. Foreign Person or Entity. Seller is not a foreign person, nonresident alien, foreign corporation, foreign partnership, foreign trust, or foreign estate, as those terms are defined in the Internal Revenue Code and the Income Tax Regulations promulgated thereunder. At Closing, Seller shall deliver to Purchaser a certificate of nonforeign status in form required by the Income Tax Regulations and reasonably acceptable to Purchaser. In the event Seller shall not deliver such certificate to Purchaser at Closing, or shall not otherwise sufficiently evidence Seller’s exemption from withholding requirements, Purchaser may withhold such amounts as may be required under applicable law in order for Purchaser to avoid any liability for Seller’s tax obligations.

l. Agreements and Contracts. There are no management agreements, service contracts or other agreements affecting the Property or the operation or maintenance thereof.

-14-

m. Soil Conditions; Flood and Mud Slide Hazard; Wetlands. There is not any soils condition adversely affecting the Property except as may be disclosed in Seller’s Reports.

n. Legally Subdivided Lot. As of Closing, the Property shall be a legally subdivided lot.

o. Buried Tanks. There are no underground storage tanks on the Property, nor have underground storage tanks been removed from the Property, except as may be disclosed in Seller’s Reports.

p. Bankruptcy Matters. Seller has not made a general assignment for the benefit of creditors, filed any voluntary petition in bankruptcy or suffered the filing of an involuntary petition by its creditors, suffered the appointment of a receiver to take possession of substantially all of its assets, suffered the attachment or other judicial seizure of substantially all of its assets, admitted its inability to pay its debts as they come due, or made an offer of settlement, extension or composition to its creditors generally.

q. Misrepresentation and Adverse Facts. Seller has made no untrue statements or representations in connection with this Agreement, and all items transferred to Purchaser on or before Closing are true and correct copies of what they purport to be. Said items have not been amended or modified, other than as also transferred to Purchaser, and no items that should have been set forth as exhibits hereto or transferred to Purchaser on or before Closing have not been so set forth or transferred. Seller has not failed to state or disclose any material fact in connection with the transaction contemplated by this Agreement. Seller knows of no facts, nor has Seller failed to disclose any fact, which would prevent Purchaser from using and operating the Property after Closing in the manner in which it is intended to be operated by Purchaser.

r. Marketable Title. Seller has, as of the Effective Date, and will have as of the date of Closing, good, marketable and indefeasible title to the Property subject only to the matters set forth in the Survey and Title Commitment that Seller has not agreed in writing to remove at or prior to Closing. Without in any way limiting the generality of the foregoing representation, Seller further represents and warrants to Purchaser (i) that no understanding, agreement (either express or implied), or reasonable expectancy of agreement with respect to sale, lease or other transfer of the Property exists between Seller and any third party, and (ii) that Seller is in no way restricted from negotiating and entering into an agreement with Purchaser and selling the Property to Purchaser.

s. Obligations. There are no obligations in connection with the Property which will be binding upon Purchaser after Closing, except for those matters set forth in the Title Commitment that Seller has not agreed in writing to remove at or prior to Closing.

t. Absence of Moratorium. No moratorium, statute, order, regulation, ordinance, legislation, judgment, ruling or decree of any court or governmental agency has been enacted, adopted, issued, entered, or is pending or in effect, that could materially and adversely affect the Property, Purchaser’s ability to develop and operate its Project, or both.

-15-

u. Storm Water Facilities. As of the date Purchaser opens the Project for business to the public, the Property will be benefited by fully-operational Off-Site Storm Water Facilities with adequate capacity sufficient to allow the construction, use, and maintenance of the proposed development of the Property, the Residual Parcels, and other real property owned and identified by Seller as provided hereinabove.

All of the representations, warranties, and covenants of the Seller contained in this Agreement (i) shall be true and correct as of the Effective Date and as of the Closing Date; and (ii) Purchaser’s rights to enforce such representations and warranties and covenants shall survive the Closing and such rights to enforce shall not be merged into any documents delivered by Seller at Closing. Seller shall indemnify, defend and hold Purchaser harmless from and against any cause, claim, loss, damage or expense, including attorneys fees, which Purchaser suffers as a result of a breach of the representations, warranties and covenants contained in this Agreement.

Notwithstanding the foregoing, Seller shall be liable for damages caused by or relating to Seller’s breach of any covenant, representation, or warranty given under this Agreement only if and to the extent that (x) the damages are actually incurred by Purchaser, (y) the damages are incurred by Purchaser within two (2) years after Closing, and (z) Purchaser asserts a claim for damages against Seller by the commencement of a civil judicial action against Seller within two (2) years after Closing. The foregoing limitations shall not apply to damages caused by or relating to Seller’s breach of any covenant, representation, or warranty given under the Statutory Warranty Deed delivered by Seller to Purchaser at Closing.

        14. RELEASE AND DISCLAIMER. Purchaser acknowledges that Seller makes no covenant, representation, or warranty as to the suitability of the Property for any purpose or as to the condition of the Property except as otherwise expressly set forth in this Agreement. Purchaser hereby waives all objections and complaints regarding the condition of the Property, including without limitation objections and complaints relating to surface and subsurface conditions, except as provided in any covenant, agreement, representation, or warranty in this Agreement. Purchaser agrees that it is purchasing the Property in its present condition, AS IS, subject only to the covenants, agreements, representations, and warranties expressly provided by Seller in this Agreement. Purchaser assumes the risk that adverse conditions may not have been revealed by its own investigation or by the Seller’s Reports. Except for and with respect to Seller’s express covenants, agreements, representations, and warranties in this Agreement, Purchaser hereby waives, releases, acquits, and forever discharges Seller of and from any and all claims, actions, demands, rights, damages, costs of response or remedial action, or expenses whatsoever, direct or indirect, known or unknown, foreseen or unforeseen, including claims of third parties, that now exist or that may arise in the future on account of or in connection with the condition of the Property, including without limitation any surface or subsurface contamination, but excluding claims for statutory right of contribution toward third party claims under any state or federal hazardous substance law or regulation.

        EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, SELLER MAKES NO COVENANTS, REPRESENTATIONS, OR WARRANTIES WITH RESPECT TO: (A) THE CONDITION OF THE REAL OR PERSONAL PROPERTY OR ANY BUILDINGS, STRUCTURES, OR IMPROVEMENTS ON THE REAL PROPERTY OR THE SUITABILITY OF THE REAL PROPERTY FOR HABITATION OR FOR PURCHASER’S INTENDED USE OR FOR ANY USE WHATSOEVER; (B) ANY APPLICABLE BUILDING, ZONING, OR FIRE LAWS OR REGULATIONS, OR WITH RESPECT TO COMPLIANCE THEREWITH, OR WITH RESPECT TO THE EXISTENCE OF OR COMPLIANCE WITH ANY REQUIRED PERMITS, IF ANY, OF ANY GOVERNMENTAL AGENCY; (C) THE AVAILABILITY OR EXISTENCE OF ANY WATER, SEWER, OR OTHER UTILITIES OR UTILITY RIGHTS; (D) THE EXISTENCE OF ANY WATER, SEWER OR OTHER UTILITY DISTRICT; OR (E) THE PRESENCE OF ANY HAZARDOUS SUBSTANCES; (F) THE PRESENCE OF ANY UNDERGROUND STORAGE TANKS OR ASBESTOS; OR (G) COMPLIANCE OF THE PROPERTY WITH THE TERMS OF THE AMERICANS WITH DISABILITIES ACT. PURCHASER ASSUMES THE RISK OF ALL DEFECTS AND CONDITIONS IN THE PROPERTY, INCLUDING SUCH DEFECTS AND CONDITIONS, IF ANY, THAT CANNOT BE OBSERVED BY CASUAL INSPECTION; PROVIDING, THAT NOTHING HEREIN LIMITS OR IMPAIRS SELLER’S COVENANTS, AGREEMENTS, REPRESENTATIONS, AND WARRANTIES HEREIN. PURCHASER ACKNOWLEDGES THAT PURCHASER WILL HAVE THE OPPORTUNITY TO INSPECT THE PROPERTY AND, EXCEPT FOR THE COVENANTS, AGREEMENTS, REPRESENTATIONS, AND WARRANTIES OF SELLER HEREIN, IS RELYING ENTIRELY THEREON.

        15. SELLER’S OBLIGATIONS PENDING CLOSING. During the continuance of this Agreement, until Closing or termination of this Agreement as herein provided, Seller covenants to perform in accordance with the following obligations:

a. Sell or Encumber Property. Seller shall not sell, assign, or convey any right, title, or interest whatever in or to the Property to any third party or create or permit to exist any lien, encumbrance, or charge thereon which will not be paid in full at Closing.

b. Representations and Warranties. Seller shall not take any action, or omit to take any action, which action or omission would have the effect of violating or rendering untrue any of its representations, warranties, covenants, and agreements contained herein.

c. Existing Financing. Seller shall continue to make all payments required under the terms of any existing financing on the Property and shall not suffer or permit a default to arise thereunder.

-17-

d. Governmental Orders. Seller shall not violate any lawful order or directive of a governmental agency with respect to the Property.

e. Legally Subdivided Lot. Prior to Closing, Seller at Seller’s sole cost and expense shall take any action required to confirm that the Property is, or to cause the Property to be, established as a legally subdivided lot.

f. Cooperation with Purchaser. Seller shall confer, coordinate and cooperate with Purchaser in every reasonable respect in connection with the satisfaction of the contingencies and approvals specified herein, including, without limitation, Purchaser’s efforts to obtain the Project Approvals, and Seller shall promptly execute all reasonably necessary documents in connection therewith upon request by Purchaser.

g. Payments. Seller shall make any and all payments due and owing with respect to the Property, including without limitation, real estate taxes, assessments, insurance premiums, service contracts, management fees, and payments for materials and materialmen, prior to the due date for such payment and will, upon Purchaser’s request, deliver to Purchaser evidence reasonably satisfactory to Purchaser of payment thereof.

        16. ITEMS TO BE DELIVERED AT CLOSING. At Closing Seller shall deliver the following items to Purchaser or to the Title Company. Drafts of all documents to be executed and delivered at Closing shall be prepared by Purchaser’s counsel and submitted to Seller’s counsel for review prior to the date of Closing.

a. Statutory Warranty Deed. A duly executed and acknowledged statutory warranty deed conveying to Purchaser fee title to the Property subject to no encumbrances or defects except for the lien of real property taxes for the current year prorated to the Closing Date and such encumbrances or defects disclosed in the Title Commitment and Survey and approved or waived by Purchaser as set forth hereinabove.

b. Title Policy. The Title Company shall provide an ALTA owner’s extended coverage policy of title insurance, Form B 1970 (revised 10/17/70), with survey and legal lot endorsements (the “Title Policy”), insuring that fee title to the Property (together with any access easements) is vested in Purchaser, subject to no defects or encumbrances except for the lien of real property taxes for the current year and such matters as approved or waived by Purchaser as set forth hereinabove. The policy of title insurance shall be written in the amount of the Purchase Price.

c. Legally Subdivided Lot. Evidence satisfactory to Purchaser that the Property has been established as a legally subdivided lot.

d. Other Documents. All other documents or instruments that may be necessary or desirable to render this Agreement and the transaction contemplated herein legally and practically effective, including without limitation the Reciprocal Easement Agreement, Site Development Agreement, Declaration of Restrictive Covenant, Off-Site Storm Water Facility Maintenance Agreement, and Off-Site Storm Water Facility Easement Agreement.

-18-

        17. PURCHASER’S CONDITIONS TO CLOSING. The obligation of Purchaser hereunder shall be subject to the fulfillment of the following conditions on or prior to the Closing Date, each of which shall continue as conditions until Closing unless waived by Purchaser. Purchaser may, in Purchaser’s reasonable discretion, terminate this Agreement at any time by written notice to Seller if any of the conditions set forth in this section is not satisfied by the Closing Date. In the event of such termination, the Earnest Money shall be promptly returned to Purchaser.

a. Representations and Warranties. The representations and warranties of Seller contained herein shall be true and correct as of the Closing.

b. Performance by Seller. Seller shall have performed all agreements, undertakings and obligations and complied with all conditions required by this Agreement to be performed and/or complied with by Seller. The SDA may provide remedies, including without limitation the creation of one or more holdback escrow accounts at Closing, available to Purchaser in the event that Seller has not completed any of Seller’s Required Improvements due on or prior to Closing.

c. No Change to Property. As of the date of Closing there shall have been no material adverse change in the condition of the Property.

d. Contingencies Satisfied. The contingencies set forth here shall have been fulfilled or waived on or before the dates provided.

e. Absence of Moratorium. That no litigation, referendum, moratorium, statute, order, regulation, ordinance, legislation, judgment, ruling or decree has been enacted, adopted, issued or entered or shall be pending or in effect, that could adversely affect the Property, the Project Approvals or Purchaser’s ability to develop and operate its Project.

18. TIME AND PLACE OF CLOSING.

a. Closing Date. Subject to Section 17 above, the Closing shall take place on or before the date that is ten (10) business days after all the conditions precedent described herein have been satisfied or waived in writing by the party or parties to whose obligations such conditions relate (the “Closing Date” or “Closing”). If Closing does not occur by the Closing Date for any reason other than default by Purchaser, the Earnest Money shall be returned to Purchaser.

-19-

b. Closing Procedure. Closing shall occur at the Seattle, Washington, office of the Title Company. All documents and instruments required for Closing shall be delivered to the Title Company at least one day prior to the Closing Date. Funds required for Closing shall be delivered to the Title Company by 10:00 a.m. on the morning of the Closing Date. Each party agrees to execute and deliver to the Title Company closing escrow instructions to implement and coordinate the Closing as set forth in this Agreement.

c. Closing Date Extension. Notwithstanding any provision of this Agreement to the contrary except subsection 18.d, in the event that Purchaser is prepared to close this transaction pursuant to the terms of this Agreement, and if Seller has not fully performed its obligations hereunder and deposited all documents with Title Company necessary for Closing to timely occur, then Purchaser, in its sole and absolute discretion, and in addition to all other rights and remedies it may have, may, from time to time, notify Seller that Purchaser extends the Closing Date to such date or dates as Purchaser may elect to provide Seller with the additional time necessary for Seller to fully perform its obligations hereunder, and Purchaser may defer deposit of the balance of the Purchase Price pending Seller’s performance, provided, however, that the Closing Date shall not be extended more than thirty (30) days under this subsection. Seller’s failure to fully perform by such extended Closing Date(s) without legal excuse shall constitute a default by Seller under this Agreement.

d. Termination Date. Notwithstanding any provision of this Agreement to the contrary, if this transaction has not closed on or before December 31, 2005, because any condition precedent to closing has not been satisfied or waived in writing by the party or parties to whose obligations such conditions relate, then this Agreement shall terminate automatically, the Earnest Money shall be returned to Purchaser, and neither Purchaser nor Seller shall have any further obligations or rights under this Agreement except those obligations and rights intended to survive the termination of this Agreement.

19. APPORTIONMENTS AND CLOSING COSTS.

a. Proration of Income and Expenses. The following items shall be adjusted or prorated between Seller and Purchaser at the Closing, as of the Closing Date:

(i) Ad valorem and similar taxes (excluding assessments) for the then current tax year relating to the Property shall be prorated. If the Closing occurs before the tax rate is fixed for the then current tax year, the apportionment of taxes shall be made on the basis of the tax rate for the preceding tax year applied to the latest assessed valuation of the Property, and when the tax rate is fixed for the tax year in which the Closing occurs, Seller and Purchaser shall adjust the proration of taxes and, if necessary, refund or pay such sums to the other party as shall be necessary to affect such adjustment. If, at the time of Closing, the tax classification applicable to the Property is changed from a category that receives preferential tax treatment (e.g., open space), to a category that does not receive preferential tax treatment (e.g., commercial), then Seller (not Purchaser) shall be responsible for any and all ‘recapture’ taxes payable in connection with the change of the tax classification.

-20-

(ii) All unpaid assessments, if any, existing as of the Closing Date, whether due and payable before or after such date and whether or not otherwise payable in installments, shall be paid by Seller in cash at the Closing to the assessing entity.

(iii) All other income and operating expenses for or pertaining to the Property, including, but not limited to, public utility charges, shall be prorated between Purchaser and Seller as of the Closing Date.

b Post-Closing Adjustments. To the extent items are prorated or adjusted at the Closing on the basis of estimates, or are not prorated or adjusted at the Closing pending actual receipt of information upon which such pro-rations or adjustments are to be based, Purchaser and Seller will, upon a proper accounting, pay to the other such amounts as may be necessary such that Seller will pay all expenses of the Property prior to the Closing Date and Purchaser will pay all expenses of the Property after the Closing Date to the extent required by subsection19(a). If Purchaser receives any bill or invoice which relates to periods prior to the Closing, Purchaser will refer such bill to Seller and Seller agrees to pay, promptly upon receipt, such a portion of the bill or invoice as relates to the period prior to the Closing Date for which it is responsible. If Seller does not pay such bill in a timely manner, Purchaser may, at his option, pay such bill or invoice and Seller shall become liable to Purchaser for the full amount of such payment, together with interest at the lesser of: (i) two percent (2%) per annum in excess of the “Prime Rate,” and (ii) the highest lawful rate. The “Prime Rate” shall be the rate announced as such from time to time by Bank of America (Seattle office) or its successor. If there shall be no such announced rate of such bank or its successor, then the “Prime Rate” shall be such equivalent rate as is charged from time to time by major money-center banks.

c Closing Costs. At Closing, Seller shall reimburse Purchaser the cost of the Survey and pay all conveyance and transfer taxes, the title insurance premium for a standard coverage policy of title insurance, and one-half of the escrow fee. Purchaser will pay one-half of the escrow fee, the additional premium for an extended coverage policy of title insurance, and the cost of any title insurance endorsements. Notwithstanding the foregoing, Purchaser and Seller shall each pay their own attorneys’, accountants’ and other professional fees.

20. CASUALTY LOSS AND CONDEMNATION.

a Casualty or Condemnation. If prior to the Closing the Property is damaged as the result of fire or other casualty or there is a loss of the Property by condemnation, Purchaser shall have the option to (i) accept title to the Property without any abatement of the Purchase Price, in which event at the Closing all of the insurance proceeds or condemnation awards shall be assigned by Seller to Purchaser and any moneys theretofore received by Seller in connection with such loss, fire or other casualty shall be paid over to Purchaser; or (ii) terminate this Agreement, in which event the Earnest Money shall be returned to Purchaser, and thereupon neither party shall have any further liability to the other.

-21-

b Settlement. During the existence of this Agreement, Seller shall not settle any fire or casualty loss claims or agree to any award or payment in condemnation or eminent domain or any award or payment in connection with the change in grade of any street, road, highway or avenue in respect of or in connection with the Property without obtaining Purchaser’s prior consent in each case.

        21. SELLER’S REMEDY. SELLER AND PURCHASER HEREBY AGREE THAT THE DAMAGES THAT WOULD BE SUFFERED BY SELLER IN THE EVENT OF A DEFAULT BY PURCHASER HEREUNDER IN PURCHASING THE PROPERTY WOULD BE EXTREMELY DIFFICULT AND IMPRACTICABLE TO ASCERTAIN, AND THAT THE EARNEST MONEY REPRESENTS THE REASONABLE ESTIMATE BY THE PARTIES OF THE AMOUNT OF THE DAMAGES THAT SELLER WOULD SUFFER BY REASON OF PURCHASER’S DEFAULT. PURCHASER AND SELLER UNDERSTAND AND AGREE THAT THE VALUE OF PROPERTY IS SUBJECT TO CHANGE BY REASON OF GENERAL ECONOMIC CONDITIONS, THE LOCAL REAL ESTATE MARKET, THE AVAILABILITY OF MORTGAGE FINANCING, AND OTHER FACTORS BEYOND THE CONTROL OF PURCHASER AND SELLER, AND THAT THE EARNEST MONEY IS A REASONABLE LIQUIDATED DAMAGE AMOUNT UNDER THE EXISTING CIRCUMSTANCES. ACCORDINGLY, IN THE EVENT ESCROW DOES NOT CLOSE BECAUSE OF A DEFAULT BY PURCHASER HEREUNDER, AND PROVIDED THAT ALL CONDITIONS TO PURCHASER’S OBLIGATIONS HAVE BEEN SATISFIED AND SELLER HAS COMPLIED WITH ALL OF ITS OBLIGATIONS HEREUNDER AND IS READY, WILLING AND ABLE TO CLOSE ESCROW, SELLER SHALL BE ENTITLED TO RECEIVE AND RETAIN THE EARNEST MONEY THEN HELD BY THE TITLE COMPANY AS LIQUIDATED DAMAGES, AND NOT AS A PENALTY OR FORFEITURE, AS SELLER’S SOLE AND EXCLUSIVE REMEDY FOR PURCHASER’S DEFAULT AT LAW OR IN EQUITY, AND UPON RECEIPT OF SUCH AMOUNT BY SELLER, PURCHASER AND SELLER SHALL BE RELIEVED OF ANY FURTHER OBLIGATIONS OR LIABILITY HEREUNDER. PURCHASER AND SELLER SHALL SIGN BELOW THIS PARAGRAPH INDICATING THEIR AGREEMENT TO THE LIQUIDATED DAMAGE CLAUSE HEREIN CONTAINED.

SELLER __________	PURCHASER __________

-22-

22. PURCHASER’S REMEDIES.

a. Seller’s Failure to Close. In the event of Seller’s failure to execute and deliver any Closing document when due or to take any other action that is required of Seller to complete the Closing contemplated by this Agreement, then Purchaser shall have the right to pursue all rights and remedies now or hereafter available at law or in equity or by statute, including, but not limited to, enforcing specific performance of this Agreement and bringing suit for monetary damages, provided, however, that in the event Purchaser elects to sue for monetary damages, Purchaser’s recovery shall be limited to the actual out-of-pocket costs incurred by Buyer in connection with the acquisition of the Property contemplated by this Agreement, and in no event shall Purchaser be entitled to recover damages based on lost profits or other consequential damages. Additionally, in the event of any material breach by Seller and without waiving any other rights or remedies, Purchaser shall have the right to terminate this Agreement by notice to Seller, and upon such notice of termination the Earnest Money and any Extension Fees previously paid by Purchaser to Seller shall be returned to Purchaser. Each remedy available to Purchaser shall be cumulative and shall be in addition to any other remedy given hereunder or now or hereafter existing at law or in equity or by statute. Purchaser, at its option, may elect to waive the performance of any condition, contingency or provision in Purchaser’s favor set forth in this Agreement. If any condition to Closing shall not be satisfied, Purchaser, at its option, may terminate this Agreement. In the event of such termination, the Earnest Money shall be returned to Purchaser.

b. Seller’s Other Defaults. In the event of Seller’s failure to perform any other obligation, or breach of any other provision, under this Agreement except as described in the foregoing subsection, including without limitation Seller’s breach of any representation or warranty given under this Agreement, then Purchaser shall have the right to pursue all rights and remedies now or hereafter available at law or in equity or by statute, including, but not limited to, enforcing specific performance of this Agreement and bringing suit for monetary damages, provided, however, that monetary damages shall not include lost profits or other consequential damages and shall not exceed the sum of One Million Dollars (US$1,000,000). Seller’s liability for breach of any covenant, representation, or warranty shall be further limited as provided under Section 13 hereof. Additionally, in the event of such breach by Seller and without waiving any other rights or remedies, Purchaser shall have the right to terminate this Agreement by notice to Seller, and upon such notice of termination the Earnest Money and any Extension Fees previously paid by Purchaser to Seller shall be returned to Purchaser. Purchaser, at its option, may elect to waive the performance of any condition, contingency or provision in Purchaser’s favor set forth in this Agreement. If any condition to Closing shall not be satisfied, Purchaser, at its option, may terminate this Agreement. In the event of such termination, the Earnest Money shall be returned to Purchaser.

        23. NOTICES. All notices, demands, consents, approvals and other communications which are required or desired to be given by either party to the other hereunder shall be in writing and shall be hand delivered, transmitted via telephonic facsimile, or sent by United States registered or certified mail, postage prepaid, return receipt requested, addressed to the appropriate party at its address set forth below, or at such other address as such party shall have last designated by notice to the other. Notices, demands, consents, approvals, and other communications shall be deemed given when delivered or three days after mailing; provided, however, that if any such notice or other communication shall be sent by telecopy or fax machine, such notice shall be deemed given at the time and on the date of machine transmittal if the sending party receives a written verification of delivery from its fax machine.

To Seller:	OPG Properties LLC 19245 Tenth Avenue N.E. Poulsbo, Washington 98370-7456 Attention: Jon Rose, President Fax No.: 360-697-1156

With a copy to:	Marco de Sa e Silva Davis Wright Tremaine LLP 2600 Century Square 1501 Fourth Avenue Seattle, Washington 98101 Fax No.: 206-628-7699

To Purchaser:	Costco Wholesale Corporation 999 Lake Drive Issaquah, Washington 98027 Attention: Bruce Coffey Fax No.: 425-313-8114

With a copy to:	Joseph E. Delaney Foster Pepper & Shefelman PLLC 1111 Third Avenue, Suite 3400 Seattle, Washington 98101 Fax No.: 206-447-9700

-24-

        24. ACCESS AND POSSESSION. Full possession of the Property shall be delivered to Purchaser by Seller at Closing. Prior to Closing, Purchaser and its agents, representatives and contractors shall have the right to enter upon the Property during normal business hours for the purpose of conducting surveys, structural measurements, wetland determinations, soil and environmental tests, architectural and engineering studies, and/or any other investigations related to determining the feasibility of the Property for Purchaser’s purposes. Prior to the first entry onto the Property permitted hereunder, and prior to any instance of invasive testing, Purchaser shall provide to Seller a list (including contact person and telephone number) of the persons designated by Purchaser to have access to the Property, together with a description of the anticipated scope of work to be performed by such person(s). Further, as a convenience to Seller, Purchaser will instruct the persons designated by Purchaser to have access to the Property to contact Seller’s employee John Chadwell (Telephone: 360-697-6626, or Fax: 360-697-1156) in advance of such person’s entry onto the Property. All actions undertaken by Purchaser and its agents, representatives and contractors pursuant to this Agreement shall involve as little disruption of the Property as is reasonably possible. Invasive testing, such as soil borings and building material sampling, will involve the minimum sampling techniques reasonably calculated to provide Purchaser with the necessary information. Purchaser and its agents, representatives and contractors shall not conduct any invasive testing on the Property without obtaining Seller’s prior written approval of the scope of work, which approval shall not unreasonably be conditioned, delayed, or withheld. As consideration for Seller’s permission to enter upon the Property as described above, Purchaser agrees to restore the Property to substantially the same condition as existed prior to such entry and to defend, indemnify, and hold Seller, its affiliates, agents, contractors, directors, employees, managers, members, officers, owners, parents, and subsidiaries harmless from and against any and all liability, loss, cost, damage, or expense (including reasonable attorney fees) arising from or relating to the entry onto the Property by any agent, employee, associate, independent contractor, or anyone else entering at the request, direction or invitation of Purchaser; provided, however, that (i) this indemnity shall not apply to the extent such liability arises in connection with the negligence or willful misconduct of the Seller; and (ii) Purchaser shall have no liability to Seller or to any other person or entity by reason of, nor shall Purchaser have any duty to indemnify, defend or hold any person or entity harmless from or against, any claim, demand, damage, loss, action, liability, cause of action or judgment, including, without limitation, any claim for diminution in value of the Property or for environmental remediation or clean-up costs, arising out of or in connection with the mere fact of having discovered and/or reported (as may be required by law) any adverse physical condition, title condition, or other defect with respect to the Property. The information obtained by Purchaser pursuant to this Agreement is intended to be used by Purchaser solely for its review of the Property and its efforts to obtain the necessary permits and approvals pertaining to Purchaser’s proposed development of the Property (the “Approved Uses”). Neither Purchaser, nor its agents, representatives or contractors will make any disclosure to any third party, or any governmental agency for any purpose other than the Approved Uses, without the prior written consent of Seller, which consent will not be unreasonably withheld, conditioned, or delayed.

        25. MISCELLANEOUS.

a Entire Agreement – No Oral Modifications. This Agreement and the exhibits hereto constitute the final and complete agreement, and supersede all prior correspondence, memoranda or agreements between the parties relating to the subject matter hereof. This Agreement cannot be changed or modified other than by a written agreement executed by both parties.

-25-

b Successors Bound. Subject to the restrictions on assignment contained in the following subsection, the provisions of this Agreement shall extend to, bind and inure to the benefit of the parties hereto and their respective personal representatives, heirs, successors, and assigns.

c Assignment. Neither Seller nor Purchaser shall assign this Agreement without the prior written consent of the other; provided, however, that Purchaser shall be entitled to assign Purchaser’s interest under this Agreement without Seller’s consent to an affiliate of Purchaser that is owned by, or under common control with, Purchaser.

d Brokers. Seller and Purchaser each represent and warrant to the other that no real estate agent or broker was involved in negotiating the transaction contemplated herein except for HDR Investments, Inc. (d/b/a R-K Real Estate Services) (“Seller’s Broker”) and Northwest-Atlantic Partners, Inc. (“Purchaser’s Broker”), whose commissions of Two and One Half Percent (2.5%) of the Purchase Price each shall be paid by Seller out of the Purchase Price at Closing. The total commission payable shall be five percent (5%) of the Purchase Price. The payment to Purchaser’s Broker shall be by certified check or wire transfer payment, and Purchaser is hereby authorized to deduct such payment from the Purchase Price and pay same directly to Purchaser’s Broker. In the event any other claims for real estate commissions, fees or compensation (collectively “Compensation”) arise in connection with this transaction, the party so incurring or causing such claims shall indemnify, defend and hold harmless the other party from any loss or damage, including attorneys’ fees, which said other party suffers because of said claims. Neither Purchaser nor Seller shall have any liability to Seller’s Broker or Purchaser’s Broker if this transaction should fail to close for any reason whatsoever. Seller’s Broker and Purchaser’s Broker (i) hereby waive any rights to any other Compensation from Purchaser or Seller in connection with the sale of the Property; and (ii) shall execute this Agreement in the place provided on the final pages solely to evidence their agreement to the terms of this subsection; provided, however, that this Agreement shall be binding upon Purchaser and Seller if either Seller’s Broker or Purchaser’s Broker, or both, fail to so execute this Agreement.

e Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Washington.

f Counterparts. This Agreement may be executed in more than one counterpart, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

g Attorneys’ Fees. In the event that either party hereto brings an action or proceeding for a declaration of the rights of the parties under this Agreement, for injunctive relief, or for an alleged breach or default of this Agreement, or any other action arising out of this Agreement or the transactions contemplated hereby, the prevailing party in any such action shall be entitled to an award of reasonable attorneys’ fees and any court costs incurred in such action or proceeding, in addition to any other damages or relief awarded, regardless of whether such action proceeds to final judgment.

-26-

h Severability. If any term or provision of this Agreement shall, to any extent, be held invalid or unenforceable, the remaining terms and provisions of this Agreement shall not be affected thereby, but each remaining term and provision shall be valid and enforced to the fullest extent permitted by law.

i Captions. The captions of this Agreement are inserted solely for convenience of reference only and do not define, describe or limit the scope or intent of this Agreement or any term hereof.

j Exhibits. All exhibits attached hereto are hereby incorporated herein by reference and made a part hereof.

k Construction. Seller and Purchaser acknowledge that each party and its counsel have reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement (including the exhibits) or any amendments thereto, and the same shall be construed neither for nor against Seller or Purchaser, but shall be given a reasonable interpretation in accordance with the plain meaning of its terms and the intent of the parties.

l. Computation of Time. If the time for performance of any provision of this Agreement ends on a Saturday, Sunday or federal, state or legal holiday, then such date shall automatically be extended until 5:00 p.m. Pacific Time on the next day which is not a Saturday, Sunday or federal, state or legal holiday.

m. Survival of Terms. The terms and provisions of this Agreement shall survive the Closing and shall remain in full force and effect thereafter except as limited by the express terms hereof or applicable law.

-27-

        26. EFFECTIVE DATE. In the event the parties do not sign this Agreement simultaneously, this Agreement shall be considered an offer made by the party first executing and delivering this Agreement to the other party. In such event, said offer shall expire at 11:59 p.m. (Seattle time) on the seventh (7th) day following execution by the offering party, unless prior to such deadline one copy of this Agreement, accepted (without change) and executed by the party to whom the offer has been made, shall have been delivered to the party making the offer. If the party receiving the offer changes the terms of an offer, such offer shall be deemed rejected and a new offer shall be deemed made by the party making such changes. The “Effective Date” shall be the date upon which this Agreement is accepted (without change), executed and delivered by the party to whom the offer is made.

        IN WITNESS WHEREOF this Property Purchase Agreement is executed by the parties, intending to be legally bound, as of the date set forth beside their signatures.

SELLER:	OPG PROPERTIES LLC By: ————————————— Name: ———————————— Title: ————————————

Date of execution by Seller: ____________, 2003

PURCHASER:	COSTCO WHOLESALE CORPORATION By: —————————————— Name: ————————————— Title: ——————————————

Date of execution by Purchaser: ____________, 2003 -28-

        We hereby consent to the terms of Section 25(d):

SELLER’S BROKER:	HDR INVESTMENTS, INC. (D/B/A R-K REAL ESTATE SERVICES) By: —————————————— Name: ————————————— Title: —————————————

PURCHASER’S BROKER:	NORTHWEST-ATLANTIC PARTNERS, INC. By: —————————————— Name: ————————————— Title: —————————————

EXHIBITS:
A	-	Legal Description of the Property
B	-	Site Plan of the Property and Residual Parcels
C	-	Legal Description of the Shopping Center
D	-	Legal Description of the Residual Parcels
E	-	Seller’s Reports
F	-	Form of Survey Certification
G	-	Description of REA Matters
H	-	Description of Required Improvements
I	-	Legal Description of Off-Site Storm Water Parcels
J	-	Historical Use of the Property
-29-

EXHIBIT A

Legal Description of the Property

THAT PORTION OF THE NORTHEAST QUARTER OF THE NORTHWEST QUARTER OF SECTION 31, TOWNSHIP 22 NORTH, RANGE 2 EAST, W.M., PIERCE COUNTY, WASHINGTON DESCRIBED AS FOLLOWS:

COMMENCING AT THE NORTHWEST CORNER OF SAID SECTION; THENCE ALONG THE NORTH LINE OF SAID SECTION SOUTH 88º29’18” EAST 1250.66 FEET TO THE NORTHWEST CORNER OF THE NORTHEAST QUARTER OF THE NORTHWEST QUARTER OF SAID SECTION; THENCE ALONG THE WEST LINE OF SAID NORTHEAST QUARTER SOUTH 01º19’55” WEST 273.27 FEET TO THE POINT OF BEGINNING; THENCE CONTINUING ALONG SAID WEST LINE SOUTH 01º19’55” WEST 1050.99 FEET TO THE SOUTH LINE OF SAID NORTHEAST QUARTER; THENCE ALONG SAID SOUTH LINE SOUTH 88º22’24” EAST 467.71 FEET; THENCE NORTH 17º17’40” EAST 188.05 FEET; THENCE SOUTH 88º22’24” EAST 83.15 FEET;
THENCE NORTH 14º26’00” EAST 429.62 FEET; THENCE NORTH 65º18’14” EAST 159.94 FEET; THENCE SOUTH 34º41’01” EAST 325.45 FEET; THENCE SOUTH 88º22’24” EAST 170.63 FEET TO A NON-TANGENT INTERSECTION WITH AN ARC CONCAVE TO THE SOUTHWEST FROM WHENCE ITS CENTER BEARS SOUTH 64º07’12” WEST 760.00 FEET DISTANT; THENCE NORTHWESTERLY 70.62 FEET ALONG THE ARC OF SAID CURVE THROUGH A CENTRAL ANGLE OF 5º19’25"; THENCE NORTH 31º12’13” WEST 122.03 FEET; THENCE NORTH 40º00’55” WEST 16.04 FEET; THENCE NORTH 32º50’36” WEST 32.29 FEET; THENCE NORTH 33º57’52” WEST 76.44 FEET; THENCE NORTH 59º53’46” WEST 109.69 FEET; THENCE NORTH 02º56’32” WEST 35.72 FEET; THENCE NORTH 88º29’18” WEST 107.54 FEET; THENCE NORTH 01º19’55” EAST 231.49 FEET; THENCE SOUTH 88º29’18" EAST 113.02 FEET TO A NON-TANGENT INTERSECTION WITH AN ARC CONCAVE TO THE EAST FROM WHENCE ITS CENTER BEARS NORTH 82º18’06” EAST 1040.00 FEET DISTANT; THENCE NORTHERLY 40.41 FEET ALONG THE ARC OF SAID CURVE THROUGH A CENTRAL ANGLE OF 2º13’34"; THENCE NORTH 88º29’18” WEST 362.14 FEET; THENCE NORTH 01º19’55” EAST 235.50 FEET TO THE SOUTHERLY RIGHT-OF-WAY MARGIN OF BORGEN BOULEVARD; THENCE ALONG SAID SOUTHERLY MARGIN SOUTH 89º27’25” WEST 43.02 FEET; THENCE SOUTH 01º19’55” WEST 233.96 FEET; THENCE NORTH 88º29’18” WEST 218.82 FEET; THENCE NORTH 01º19’55” EAST 20.46 FEET; THENCE NORTH 88º29’18" WEST 309.11 FEET TO THE POINT OF BEGINNING;

CONTAINING 796,211 SQUARE FEET, OR 18.28 ACRES, MORE OR LESS.

EXHIBIT B

Approved Site Plan of the Property and Residual Parcels • See the page following this page.

EXHIBIT C

Legal Description of the Shopping Center

THAT PORTION OF THE NORTHEAST QUARTER OF THE NORTHWEST QUARTER OF SECTION 31, TOWNSHIP 22 NORTH, RANGE 2 EAST, W.M., PIERCE COUNTY, WASHINGTON DESCRIBED AS FOLLOWS:

        COMMENCING AT THE NORTHWEST CORNER OF SAID SECTION; THENCE ALONG THE NORTH LINE OF SAID SECTION SOUTH 88º29’18” EAST 1250.66 FEET TO THE NORTHWEST CORNER OF THE NORTHEAST QUARTER OF THE NORTHWEST QUARTER OF SAID SECTION; THENCE ALONG THE WEST LINE OF SAID NORTHEAST QUARTER SOUTH 01º19’55” WEST 98.64 FEET TO THE POINT OF BEGINNING; THENCE CONTINUING ALONG SAID WEST LINE SOUTH 01º19’55” WEST 1225.62 FEET TO THE SOUTH LINE OF SAID NORTHEAST QUARTER; THENCE ALONG SAID SOUTH LINE SOUTH 88º22’24” EAST 467.71 FEET; THENCE NORTH 17º17’40” EAST 188.05 FEET; THENCE SOUTH 88º22’24” EAST 83.15 FEET; THENCE NORTH 14º26’00” EAST 429.62 FEET; THENCE NORTH 65º18’14” EAST 159.94 FEET; THENCE SOUTH 34º41’01” EAST 325.45 FEET; THENCE SOUTH 88º22’24" EAST 170.63 FEET TO A NON-TANGENT INTERSECTION WITH AN ARC CONCAVE TO THE SOUTHWEST FROM WHENCE ITS CENTER BEARS SOUTH 64º07’12” WEST 760.00 FEET DISTANT; THENCE NORTHWESTERLY 70.62 FEET ALONG THE ARC OF SAID CURVE THROUGH A CENTRAL ANGLE OF 5º19’25"; THENCE NORTH 31º12’13” WEST 122.03 FEET; THENCE NORTH 40º00’55” WEST 16.04 FEET; THENCE NORTH 32º50’36” WEST 32.29 FEET; THENCE NORTH 33º57’52” WEST 76.44 FEET; THENCE NORTH 59º53’46” WEST 109.69 FEET; THENCE NORTH 02º56’32” WEST 51.19 FEET; THENCE NORTH 38º14’16” EAST 57.97 FEET; THENCE NORTH 07º38’01” WEST 119.43 FEET TO A NON-TANGENT INTERSECTION WITH AN ARC CONCAVE TO THE EAST FROM WHENCE ITS CENTER BEARS NORTH 79º24’13” EAST 1040.00 FEET DISTANT; THENCE NORTHERLY 136.01 FEET ALONG THE ARC OF SAID CURVE THROUGH A CENTRAL ANGLE OF 7º29’35"; THENCE NORTH 03º06’12” WEST 75.10 FEET; THENCE NORTH 02º58’43” WEST 63.37 FEET; THENCE NORTH 13º52’23” WEST 42.72 FEET; THENCE NORTH 50º39’12” WEST 39.82 FEET TO THE SOUTHERLY RIGHT-OF-WAY MARGIN OF BORGEN BOULEVARD; THENCE ALONG SAID SOUTHERLY RIGHT-OF-WAY MARGIN SOUTH 89º27’25” WEST 629.13 FEET TO A POINT OF CURVATURE OF A 1550.00 FOOT RADIUS CURVE CONCAVE SOUTH; THENCE WESTERLY 248.78 FEET ALONG THE ARC OF SAID CURVE THROUGH A CENTRAL ANGLE OF 09º11’46" TO THE POINT OF BEGINNING;

CONTAINING 1,020,105 SQUARE FEET, OR 23.42 ACRES, MORE OR LESS.

EXHIBIT D

Legal Description of the Residual Parcels

THAT PORTION OF THE NORTHEAST QUARTER OF THE NORTHWEST QUARTER OF SECTION 31, TOWNSHIP 22 NORTH, RANGE 2 EAST, W.M., PIERCE COUNTY, WASHINGTON DESCRIBED AS FOLLOWS:

COMMENCING AT THE NORTHWEST CORNER OF SAID SECTION; THENCE ALONG THE NORTH LINE OF SAID SECTION SOUTH 88º29’18” EAST 1250.66 FEET TO THE NORTHWEST CORNER OF THE NORTHEAST QUARTER OF THE NORTHWEST QUARTER OF SAID SECTION; THENCE ALONG THE WEST LINE OF SAID NORTHEAST QUARTER SOUTH 01º19’55” WEST 98.64 FEET TO THE POINT OF BEGINNING; THENCE CONTINUING ALONG SAID WEST LINE SOUTH 01º19’55” WEST 174.63 FEET; THENCE SOUTH 88º29’18” EAST 309.11 FEET; THENCE SOUTH 01º19’55” WEST 20.46 FEET; THENCE SOUTH 88º29’18” EAST 218.82 FEET; THENCE NORTH 01º19’55” EAST 233.96 FEET TO THE SOUTHERLY RIGHT-OF-WAY MARGIN OF BORGEN BOULEVARD; THENCE ALONG SAID SOUTHERLY RIGHT-OF-WAY MARGIN SOUTH 89º27’25” WEST 281.15 FEET TO A POINT OF CURVATURE OF A 1550.00 FOOT RADIUS CURVE CONCAVE TO THE SOUTH; THENCE WESTERLY 248.78 FEET ALONG THE ARC OF SAID CURVE THROUGH A CENTRAL ANGLE OF 09º11’46” TO THE POINT OF BEGINNING;

CONTAINING 110,555 SQUARE FEET, OR 2.54 ACRES, MORE OR LESS.

EXHIBIT E

Seller’s Reports

Environmental Check List	2/26/01
Environmental Check List	10/3/00
Biological Assessment	10/12/99
Noise Impact Evaluation	10/__/98
Mitigated Determination of Non-Significance	3/31/99
Peacock Hills Constraints Map by ESM	10/17/01
Peacock Hills Record of Survey by ESM	4/11/01
Boundary Survey	5/12/89
Traffic Analysis by The Transpo Group	9/19/02
Comp Plan Text Amend Application Review
Comments by the Shea Group	9/27/02
Site Specific Comprehensive Plan Text
Amendment w/ map Designation	5/23/03
Olympic Property Group – Gig Harbor Rezone
Traffic Study	6/13/03
Preliminary Geologic Hazards and Geotechnical
Feasibility Evaluation	7/29/97
Stream typing and salmon issues on the
Peacock Hill property	5/29/98
Downstream Analysis – Peacock Hills Site (West)	8/19/03
Sewer Stub by First Western Development Serv.	7/21/00
Burnham Drive Sanitary Sewer Capacity Report
By ESM Consulting Eng.	4/23/98
Review of Submitted Comp Plan Amendment
Applications from Olympic Property Group	6/23/03
Peacock Hills Encumbrance Exhibit by ESM	2/4/02
Stormwater Pond Infiltration Analysis proposed	8/23/02
Home Depot Store by Geo Engineers
Wetland Assessment Home Depot Gig Harbor	9/__/00
Project by Theresa Henson Consulting
Preliminary Stormwater Management Report	10/5/00
By Pacific Land Design
Home Depot Storm Report Review by ESM	9/12/02
Geotechnical Engineering Services Proposed	11/13/00
Home Depot Gig Harbor by Geo Engineers
Wetland Inventory by Raedeke Associates	8/17/01
Topographic Survey by MulvannyG2	10/13/02

EXHIBIT F

Form of Survey Certification

SURVEYOR’S CERTIFICATION

TO:	Costco Wholesale Corporation and First American Title Insurance Company

        This is to certify that this map or plat of survey is based on a field survey made on ________________, 200__, by me or directly under my supervision in accordance with “Minimum Standard Detail Requirements for ALTA/ACSM Land Title Surveys,” jointly established and adopted by ALTA and ACSM in 1997 and:

(a)	correctly represents the facts found at the time of survey;

(b)	except as shown on the survey map, there are no discrepancies between the boundary lines of the subject property as shown on the survey map and as described in the legal description of record;

(c)	the boundary line dimensions as shown on the survey map form a mathematically closed figure within + 0.01 foot;

(d)	except as shown on the survey map, the boundary lines of the subject property are contiguous with the boundary lines of all adjoining parcels, roads, highways, streets, or alleys as described in their most recent respective legal descriptions of record;

(e)	the field survey meets the accuracy requirements of a Class A survey as defined therein; and

(f)	except as shown on the survey map, no fences, waterways, arroyos, ditches, ponds, building restrictions, party walls, or set-back lines exist which affect the subject property (or, if set-back lines exist, the lines have not been violated).

EXHIBIT G

Description of REA Matters

We need a Site Plan that depicts and identifies:

•	Initial layout of improvements
•	Common Area
•	Building Areas
•	Envelope Areas
•	Parcel and Pad subdivision lines
•	Shared Sign location(s), if any
•	Parking lanes and parking bays, including widths
•	Staging/Prohibited Staging Areas
•	Perpetual 50’buffer along Borgen Blvd. for native vegetation

Construction Matters:

•	Developer Common Area
•	Costco Common Area
•	Shared Common Area
•	Applicable Plans and Specs
•	Non-interference
•	Construction Indemnities
•	Responsible for own costs
•	Signage Rights:
•	Costco election regarding signage
•	Pro rata portion
•	Costco in top-most panel
•	Staging Areas
•	Temporary license for construction access

Easements:

•	Access
•	No shared parking
•	Drainage
•	Utilities
•	Unimpeded access
•	Use by Permittees
•	Unauthorized use/closure to protect
•	Prohibition against granting easements for property not in Project

Development Restrictions:

•	Building Area
•	Envelope Area

•	Common Area
•	Separate Operation
•	Parking Ratios
•	Retail = 5/1000
•	Fast food = 10/1000
•	Sit-down restaurant = 15/1000
•	Building height
•	Unlimited area building set back (60’)
•	Drive-up Stacking (excluding Costco’s fueling facility)

Use Restrictions:

•	Prohibited uses (obnoxious uses)
•	Including adult entertainment and heavy industrial uses
•	Non-interference with Common Area

Maintenance

•	Buildings
•	Common Area
•	Certain standards
•	Drive and parking areas
•	Debris and refuse
•	Signs and markers
•	Lighting
•	Obstructions
•	Sidewalks
•	Landscaping

Damage to Improvements:

•	Restoration of Common Area
•	Restoration of Buildings
•	Clearing of Premises

Miscellaneous:

•	Realty Taxes and Assessments
•	Indemnification
•	Insurance
•	Remedies, including lien
•	Personal obligation
•	Notices
•	Binding effect
•	Mortgagee protection
•	Attorney fees
•	Estoppel certificate
•	Mechanic’s Liens
•	Boilerplate

EXHIBIT H

Description of Required Improvements

Off-Site Improvements

	Item Description	Task Responsible	Cost Responsible

1	Widen and Improve Borgen Blvd. to City of Gig Harbor standards, including 2 through lanes each way from Burnham Drive, east to the proposed Round-A-Bout at the new North-South Road.	OPG	OPG

2	Construct a 2-lane Round-A-Bout to City of Gig Harbor standards, at the intersection of Borgen Blvd. and the new North-South Road.	OPG	OPG

3	Construct new North-South Road to City of Gig Harbor standards from Borgen Blvd., south to the proposed Round-A-Bout at the most southerly Costco entry.	OPG	OPG

4	Construct a 2-lane Round-A-Bout to City of Gig Harbor standards, at the intersection of the new North-South Road and the most southerly Costco entry.	OPG	OPG/ Costco (Pro-rata)

5	Construct a 1-lane Round-A-Bout to City of Gig Harbor and Pierce County standards, at the intersection of Borgen Blvd. and Peacock Hill Ave N.W.	OPG	OPG

6	Construct water storage tank to City of Gig Harbor standards in accordance with the City’s Comprehensive Water Plan.	OPG	OPG

7	Construct water main from water tank to easterly end of existing water line located in Borgen Blvd. Extend new waterline to south end of proposed North-South Road as described above, including water main lateral(s) stubbed to the Shopping Center property line.	OPG	OPG

8	Provide land for storm drainage facility (pond).	OPG	OPG

9	Construct storm drain conveyance line from the proposed Shopping Center property line, southerly to the proposed storm drainage treatment facility (pond) site.	OPG	OPG

10	Construct storm drainage treatment facility (pond) at the site provided approximately 660-feet southerly of the Shopping Center property.	OPG	OPG/ Costco (Pro-rata)

11	Coordinate extension of dry utilities (power, gas, telephone, cable TV) to the Shopping Center boundary.	OPG	Utility Providers

On-Site Improvements

	Item Description	Task Responsible	Cost Responsible

1	Topographic Mapping of Shopping Center.	Costco	Costco

2	Costco (Property) site planning.	Costco	Costco

3	Residual Parcel’s site planning.	OPG	OPG

4	Segregation creating Shopping Center parcel.	OPG	OPG

5	Rezone Application for Shopping Center.	Costco	Costco

6	Site Development Application / Design Review Board for Shopping Center.	Costco	Costco/ OPG (Pro-rata)

7	SEPA Application for Shopping Center.	Costco	Costco/ OPG (Pro-rata)

8	Binding Site Plan for Shopping Center.	Costco	Costco

9	Costco (Property) Building Permits.	Costco	Costco

10	Residual Parcel’s Building Permits.	OPG	OPG

11	On-site construction for the Property including clearing, grading, erosion control, paving, and utilities; for structures, drive approaches, access drives, parking lots, pedestrian walkways and open space.	Costco	Costco

12	On-site construction for the Residual Parcels limited to clearing, grading to pad-ready, and erosion control.	Costco	OPG

13	On-site construction of water main lines for fire suppression and domestic water, sewer lines, and dry utilities service lines to serve Costco’s (Property) proposed building sites.	Costco	Costco

14	On-site construction of water main lines for fire suppression and domestic water, sewer lines, and dry utilities service lines to serve Residual Parcel’s proposed building sites.	OPG	OPG

15	Storm drainage collection and conveyance system to serve Costco site and stubbed to Residual Parcel sites. This system intended to connect to downstream storm drain conveyance system described above in Off-site improvements (#9).	Costco	Costco

EXHIBIT I

Legal Description of Off-Site Storm Water Parcels

THE WEST HALF OF THE SOUTHEAST QUARTER OF THE NORTHWEST QUARTER OF SECTION 31, TOWNSHIP 22 NORTH, RANGE 2 EAST, W.M., PIERCE COUNTY, WASHINGTON; EXCEPT THE NORTH 660 FEET THEREOF; ALSO EXCEPT THE SOUTH 180 FEET THEREOF;

TOGETHER WITH A STRIP OF LAND 20 FEET IN WIDTH, THE CENTERLINE OF WHICH IS DESCRIBED AS FOLLOWS: COMMENCING AT THE NORTHEAST CORNER OF THE ABOVE DESCRIBED PARCEL; THENCE ALONG THE EAST LINE OF SAID PARCEL SOUTH 01º15’21” WEST 26.64 FEET TO THE POINT OF BEGINNING OF SAID STRIP CENTERLINE; THENCE SOUTH 88º44’39” EAST 10.00 FEET; THENCE ALONG A LINE 10 FEET EASTERLY OF AND PARALLEL WITH THE WEST LINE OF THE EAST HALF OF THE SOUTHEAST QUARTER OF THE NORTHWEST QUARTER OF SAID SECTION NORTH 01º15’21” EAST 668.78 FEET; THENCE NORTH 22º41’53” WEST 197.34 FEET TO THE TERMINUS OF SAID CENTERLINE.

THE SIDELINES OF SAID STRIP TO BE SHORTENED OR LENGTHENED AS NECESSARY TO INTERSECT AT INTERIOR AND EXTERIOR ANGLE POINTS.

CONTAINING 340,955 SQUARE FEET, OR 7.83 ACRES, MORE OR LESS.

EXHIBIT J

Historical Use of Property

To Seller’s knowledge, the only historical use of the property has been as a tree farm. This would inlclude such activities as cutting and filling to construct timber roads, planting, thinning, harvesting, the use of herbicides to control undesirable species, and fertilizer to encourage tree growth.